Exhibit 10.23

interclick, inc.
2007 Incentive Stock and Award Plan

RESTRICTED STOCK AGREEMENT
(Non-Assignable)
________

Shares of Restricted Stock of
interclick, inc.

THIS CERTIFIES that on __________ ___, 20__, ____________ (“Holder”) was granted _____________ shares of fully paid and non-assessable shares (“Shares”) of the Restricted Stock (par value $0.001 per share) of interclick, inc. (“Corporation”), a Delaware corporation, pursuant to the terms of the Corporation’s 2007 Incentive Stock and Award Plan (“Plan”), the terms and conditions of which are hereby incorporated as though set forth at length, and the receipt of a copy of which the Holder hereby acknowledges by his execution of this agreement.  A determination of the Committee (as defined in the Plan) under the Plan as to any questions which may arise with respect to the interpretation of the provisions of this award and of the Plan shall be final. The Committee may authorize and establish such rules, regulations and revisions thereof not inconsistent with the provisions of the Plan, as it may deem advisable.

TERMS AND CONDITIONS.  It is understood and agreed that the award evidenced by this agreement is subject to the following terms and conditions:

1.             Vesting/Forfeiture.

(a)           The Shares shall vest annually in equal increments over three years with the first vesting date being _______, 201__, subject to the Holder continuing to perform services for the Corporation as an [employee/director/advisor/consultant]. The Holder acknowledges that the certificate(s) evidencing the Shares will be issued in the name of the Holder and will be held by the Corporation until such time as the Shares are vested.

(b)           Notwithstanding any other provision of this agreement, at the discretion of the Board of Directors or the Committee, all Shares subject to this agreement, whether vested or unvested, shall be immediately forfeited in the event any of the following events occur:

[Employee Clawbacks]

(1)           The Holder is dismissed as an employee based upon fraud, theft, or dishonesty, which is reflected in a written or electronic notice given to the employee;

(2)           The Holder purchases or sells securities of the Corporation in violation of the Corporation’s insider trading guidelines then in effect;

(3)           The Holder breaches any duty of confidentiality including that required by the Corporation’s insider trading guidelines then in effect;

(4)           The Holder competes with the Corporation during a period of one year following termination of employment by soliciting customers located within, or otherwise where the Corporation is doing business within, any state, or where the Corporation expects to do business within three months following termination and, in this later event, the Holder has actual knowledge of such plans;

(5)           The Holder recruits Corporation personnel for another entity or business within 24 months following termination of employment;

(6)           The Holder is unavailable for consultation after termination of the Holder if such availability is a condition of any agreement between the Corporation and the Holder;

(7)           The Holder fails to assign any invention, technology or related intellectual property rights to the Corporation if such assignment is a condition of any agreement between the Corporation and the Holder;

(8)           The Holder acts in a disloyal manner to the Corporation; or

(9)           A finding by the Board of Directors that the employee has acted against the interests of the Corporation.

[Director/Advisor/Consultant – Clawbacks]

(1)           The Holder purchases or sells securities of the Corporation in violation of the Corporation’s insider trading guidelines then in effect;

(2)           The Holder breaches any duty of confidentiality including that required by the Corporation’s insider trading guidelines then in effect;

(3)           The Holder competes with the Corporation during a period of one year following termination as a director, advisor or consultant (as applicable), by soliciting customers located within, or otherwise where the Corporation is doing business within, any state, or where the Corporation expects to do business within three months following termination, and in this later event, the Holder has actual knowledge of such plans;

(4)           The Holder recruits Corporation personnel for another entity or business within 24 months following ceasing to be a director, advisor or consultant (as applicable); or

(5)           The Holder acts in a disloyal manner to the Corporation.

For purposes of this Section 1(b), “Corporation” shall include subsidiaries and/or affiliates of the Corporation.

2.             Profits on the Sale of Certain Shares; Cancellation.  If any of the events specified in Section 1(b) of this agreement occur within one year from the date the Holder last performed services for the Corporation (the “Termination Date”) (or such longer period required by any written employment agreement), all profits earned from the Holder’s sale of the Shares during the two-year period commencing one year prior to the Termination Date shall be forfeited and immediately paid by the Holder to the Corporation.  Further, in such event, the Corporation may at its option cancel the Shares granted under this agreement.  The Corporation’s rights under this Section do not lapse one year from the Termination Date but are a contract right subject to any appropriate statutory limitation period.

3.             Regulatory Compliance and Listing.  The issuance or delivery of any stock certificates representing Shares may be postponed by the Corporation for such period as may be required to comply with any applicable requirements under the federal securities laws, any applicable listing requirements of any national securities exchange, any rules, regulations or other requirements under any other law, or any rules or regulations applicable to the issuance or delivery of such Shares, and the Corporation shall not be obligated to deliver any such Shares to the Holder if delivery thereof would constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

4.             Investment Representations and Related Matters.  The Holder hereby represents that the Shares awarded pursuant to this agreement are being acquired for investment purposes and not for resale or with a view towards distribution thereof.  The Holder acknowledges and agrees that any sale or distribution of Shares may be made only pursuant to either (a) a registration statement on an appropriate form under the Securities Act of 1933, as amended (“Securities Act”), which registration statement has become effective and is current with regard to the Shares being sold, or (b) a specific exemption from the registration requirements of the Securities Act that is confirmed in a favorable written opinion of counsel, in form and substance satisfactory to counsel for the Corporation, prior to any such sale or distribution.  The Holder hereby consents to such action as the Corporation deems necessary or appropriate from time-to-time to prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act or to implement the provisions of this agreement, including but not limited to placing restrictive legends on certificates evidencing Shares and delivering stop transfer instructions to the Corporation’s stock transfer agent.

5.             No Right to Continued Employment; Forfeiture.  This agreement does not confer upon the Holder any right to continued employment by the Corporation or any of its subsidiaries or affiliated companies, nor shall it interfere in any way with the right to the Holder’s employer to terminate employment at any time for any reason or no reason.

6.             Construction.  The Plan and this agreement will be construed by and administered under the supervision of the Committee, and all determinations will be final and binding on the Holder.

7.             Dilution.  Nothing in the Plan or this agreement will restrict or limit in any way the right of the Board of Directors of the Corporation to issue or sell stock of the Corporation (or securities convertible into stock of the Corporation) on such terms and conditions as it deems to be in the best interests of the Corporation, including, without limitation, stock and securities issued or sold in connection with mergers and acquisitions, stock issued or sold in connection with any stock option or similar plan, and stock issued or contributed to any stock bonus or employee stock ownership plan.

8.             Bound by Plan.  The Holder hereby agrees to be bound by all of the terms and provisions of the Plan, a copy of which is available to him upon request.  The Holder acknowledges that he or she has been provided a copy of the Plan.

9.             Notices.  Any notice hereunder to the Corporation shall be addressed to it c/o interclick, inc., 11 West 19th Street, 10th Floor, New York, New York, 10011 Attention: Chief Financial Officer, and any notice hereunder to the Holder shall be addressed to the Holder at the last known home address shown in the records of the Corporation, subject to the right of any party hereto to designate another address at any time hereafter in writing.

10.           Counterparts.  This agreement may be executed in counterparts each of which taken together shall constitute one and the same instrument.

11.           Governing Law.  This agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware without reference to principles of conflicts of laws.

12.            Taxes.  The Holder agrees to pay to the Corporation all federal, state and local taxes of any kind required by law to be withheld and remitted by the Corporation on behalf of the Holder with respect to the Shares (the “Tax Obligations”). The Holder may satisfy the Tax Obligations, in whole or in part, by (i) making a cash payment directly to the Corporation, or (ii) if the Tax Obligations arise from the vesting of Shares and not from a Section 83(b) election, electing to have the Corporation’s exclusive broker sell the requisite number of vested Shares to satisfy the Tax Obligations.  Notwithstanding the preceding, (a) if the Holder is a director or officer of the Corporation and is required to disclose his or her holdings and transactions in the Corporation’s securities with the Securities and Exchange Commission, the Holder may only satisfy his or her Tax Obligations by making a cash payment directly to the Corporation, and (b) the Holder may not utilize (ii) above if such sale would violate the Corporation’s insider trading guidelines then in effect. If the Holder does not make full payment to the Corporation to timely satisfy the Tax Obligations, the Corporation shall have the right to withhold from any payment of any kind otherwise due to the Holder from the Corporation any amounts necessary to satisfy the Tax Obligations.

13.           Attorney’s Fees.  In the event that there is any controversy or claim arising out of or relating to this agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses.

14.           Venue. The venue for any action related to this Agreement shall be in a court of competent jurisdiction for New York County, New York.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation caused this agreement to be executed by a duly authorized officer.

Dated: _____________, 201___	INTERCLICK, INC.

By:
Name:
Title:

ACCEPTED AND ACKNOWLEDGED:

By:
Dated:	Print Name: __________________, 201___